Table of Contents

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: June 30, 2021

GRASS QOZF, INC.
(Exact name of issuer as specified in its charter)

Nevada	84-2497994
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

204 WEST SPEAR STREET, #3861 CARSON CITY, NEVADA 89703
(Full mailing address of principal executive offices)

(775) 886-0802
(Issuer’s telephone number, including area code)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

GRASS QOZF, INC.

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PART II

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Some of the statements in this Annual Report on Form 1-K constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," and "would" or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Global pandemics such as the COVID-19 pandemic;

•	Our ability to effectively deploy the proceeds raised in this Offering;

•	Our ability to comply with the rules and regulations relating to investing in “qualified opportunity zones;”

•	Any modifications to the “qualified opportunity zone” provisions of the Internal Revenue Code of 1986, as amended (the “Code”), could have an adverse effect on our operations.

•	Risks associated with breaches of our data security;

•	The speculative nature of the business we intend to develop;

•	Our reliance on suppliers and customers;

•	Our ability to retain and hire competent employees and appropriately staff our operations;

•	Our dependence upon external sources for the financing of our operations,

•	Our ability to effectively execute our business plan;

•	Our failure to successfully operate acquired properties and operations;

•	Failure of acquisitions to yield anticipated results;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to finance our businesses;

•	Our ability to promote our businesses;

•	Our ability to compete and succeed in highly competitive and evolving businesses;

•	Legislative or regulatory changes impacting our business or our assets (including SEC guidance related to Regulation A or the JOBS Act)

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

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Although the forward-looking statements in this Annual Report on Form 1-K are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Annual Report on Form 1-K or otherwise make public statements updating our forward-looking statements.

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Item 1. Business

History

We were organized under the laws of the State of Nevada on July 24, 2019.

On September 16, 2019, RAGSS QOZB, Inc., a Nevada corporation (“RAGSS”) became our wholly-owned subsidiary.

On October 18, 2019, RAGSS purchased 4,500 shares of Sierra Software Systems, Inc., a Nevada corporation (“Sierra”) which constitutes 45% of the ownership interest of Sierra.

Through a series of transactions, RAGSS now owns 100% of the equity interests of SAMSARG, Inc., a Nevada corporation (“SAMSARG”).

Our fiscal year-end is June 30th.

Our Business

We, through our wholly-owned subsidiary, RAGSS, will concentrate our early operations on the identification, acquisition and development or redevelopment of properties located within “qualified opportunity zones.” RAGSS owns 45% of the ownership interest of Sierra, a company specializing in software development and sales, and 100% of SAMSARG, a company which plans to offer FAA certified aircraft MRO capabilities to the aviation community.

SAMSARG, Inc.

SAMSARG is a new venture in the Northern Nevada region. Founded by three individuals with decades of experience in the aerospace/aviation industry, SAMSARG plans to offer FAA certified aircraft MRO capabilities to the aviation community. This capability is an essential necessity to ensure that aircraft are maintained in pre-determined conditions of airworthiness to safely transport passengers and cargo. Having the ability to provide MRO capability also gives SAMSARG a foundation to gain expected long term military aviation modification contracts from the U.S. Department of Defense (“DoD”).

There is an increasing need for the U.S. military to extend the service life for existing fleet aircraft as the cost of new aircraft has skyrocketed. Additionally, a future demand for maintaining and servicing executive and commercial aircraft supporting the Tahoe-Reno Industrial Center is anticipated. SAMSARG could fill both of these needs. The problem is that while the demand for MRO capability is increasing, especially on the U.S. military front, we believe the pool of contractors providing MRO capabilities is actually shrinking. Our management believes that traditional competitors have operation and quality plans that have not evolved with current regulatory requirements. Consequently, they are experiencing large fines and rework costs for noncompliant work in the MRO sector. Accordingly, we believe that some of those companies are migrating away from the MRO contract business. Plus, we believe the U.S. government is looking for new blood to accept the challenge and comply with the current and simultaneously increasing requirements. Our belief is based on our management being intimately involved in this space and know or have had dealings with a large number of providers in the MRO contract business. This involvement and knowledge of all the inner workings of the MRO contracting business was a primary catalyst for founding SAMSARG and collaterally to deploy the SSS software to give SAMSARG an advantage over all competitors. We are expecting to set a new industry standard for compliance with the current governmental regulatory requirements

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We believe the solution is that SAMSARG embraces evolutionary, efficient, compliant and modern operations to ensure the job is done correctly the first time, on time, and within budget both now and in the future. We believe SAMSARG is truly, the answer for both the Military and the future Commercial/Executive Customers. SAMSARG expects to spend approximately $7,750,000 to build a hangar and start operations at Silver Springs Airport in Nevada. Ground has been broken and footings poured for the hangar.

SAMSARG’s management team consists of the following:

•	Greg Johnson, Founder & Professional Engineer – 40+ years of experience working in the U.S. military & defense aerospace industry

•	Arthur Griswold, Repair Station Manager – 30+ years working with the Federal Aviation Authority, aviation and defense aerospace industries

•	Rodney Johnson, Repair Station Owner/Accountable Manager, FAA certified Airframe and Power-plant mechanic with Inspection Authorization – 30+ years in the aviation industry

The Private Sector and Government Aircraft MRO Industry

The private sector and government aircraft MRO industry is the backbone providing aircraft inspection and repair capability for general aviation. Companies in this industry provide support services to air transportation companies, such as aircraft inspection, maintenance, repair, and parts overhaul. The personnel performing said services must be certified by the FAA. In addition, the completed work must comply with FAA approval standards to maintain the pre-determined conditions for airworthiness which are required to ensure that passengers and cargo can be safely transported.

The industry is competitive and growing due to the increased global demand for air transportation and the number of new aircraft deliveries versus the number of aging aircraft. An estimated 10-year global growth rate of aircraft in use is 40% spanning the timeframe from 2015-2025. The associated MRO market is also expected to grow 5% from $64.3B to $96B per annum by the year 2025.

SAMSARG’s Products and Services

SAMSARG expects to perform MRO services consisting of three basic sectors classified by the North American Industry Classification System (“NAICS”):

1.	NAICS Code 336411 – Aircraft Manufacturing/Conversion/Modification

2.	NAICS Code 336412 – Aircraft Engine and Engine Parts Manufacturing

3.	NAICS Code 336413 – Other Aircraft Parts and Auxiliary Equipment Manufacturing

For the private sector and government aircraft MRO industry, we believe there is an apparent void in Nevada that SAMSARG can fill. This in turn would provide Nevada residents an opportunity to grow and work in a challenging and technical field. Some positions at SAMSARG will require FAA certification. The Bureau of Labor Statistics, in 2016, reported that people trained and maintaining a certification earned about 1/3 more that those without certifications. Initially, SAMSARG anticipates working with Western Nevada College to assist in hiring qualified employees from the surrounding area to fill various jobs as the Company grows. Plus, there is an additional demand for education and training programs that would be appropriate with this anticipated growth as well. SAMSARG’s services will be based on Industry Standards and Practices proportionate with the MRO sectors.

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The additional airport services that SAMSARG expects to provide are the same standard services that pilots count on at all developed airports that they may visit:

•	Rapid maintenance and service;

•	Potable water service;

•	Waste system service;

•	Oxygen service;

•	Nitrogen service; and

•	Hydraulics system service.

SAMSARG’s Competition in the Private Sector and Government Aircraft MRO Industry

We have identified 7-9 potential competitors within the industry that provide the same or similar services at the level we provide.

Marketing SAMSARG’s Products and Services

SAMSARG will be looking to utilize the U.S. government System for Award Management (“SAM”) to obtain military contracts. SAMSARG is also seeking to take on existing contracts that are in the overflow situation with subordinate MRO companies due to schedule conflicts or other issues that may be impacting the completion of aircraft in their work flow. A significant portion of the business development approach will be through direct contact with aviation customers and organizations. Longer term, SAMSARG is expecting to grow through customer requests, fact-to-face meetings, industry advertising, publications and by “word of mouth” reputation.

Although the contract has not yet been awarded (and cannot be awarded until SAMSARG receives its Certificate of Occupancy for the hangar), initially, SAMSARG believes it will receive an aircraft modification contract award from a subordinate MRO, letter conditional award proffered upon request. The contract could include as many as 100 or more aircraft creating potential revenue of $31M over three years. This project would pay roughly $290,000 per aircraft and SAMSARG plans to have as many as six aircraft in work to deliver three aircraft per month. Additional contracts of this nature may also be available from the U.S. government. They may be reviewed on the U.S. government web portal known as FedBizOpps.gov or www.fbo.gov.

Sierra Software Systems, Inc.

Sierra leadership has long-term and broad-spectrum experience in the manufacturing industry. The management team consists of:

•	Sandra Johnson – President
Ms. Johnson is a degreed Industrial Engineer with manufacturing experience at companies like and including General Motors, FedEx and Stele.

•	Greg Johnson – Vice President of Engineering Research & New Product Development
Mr. Johnson is a licensed professional Engineer with experience at companies like and including Rockwell International, Litton Applied Technology and BAE Systems

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The Software Development and Sales Industry

The manufacturing industry is struggling to become efficient using the present-day computerized tools to handle the massive amounts of data inherent with modern technology. Sierra can accelerate a company along the path in this quest through the implementation of their software products for manufacturing data processing and management. Initial software sales commenced in March 2021. The cost of a license is expected to start at about $500 with the minimum monthly subscription being about $10. Year one revenues are anticipated to be $345,000 and increase year-after-year by 95%.

Sierra’s Products and Services

All manufacturing centers must manage production data and processes. Sierra is developing and marketing a unique proprietary set of software tools with blockchain related technology to support streamlining and efficiency while at the same time strengthening quality in the manufacturing environment. Sierra is developing software to meet government contract requirements to track and verify chain of custody from "creation/initiation to installation" of each unit utilized/installed under the contract. As such, Sierra is performing in the Computer Systems Design Services section of the North American Industry Classification System (NAICS) or NAICS code 541512.

Sierra currently has five modules under development with the first (for individual/personal users) and second (International Traffic in Arms Regulations (“ITAR”)) modules in BETA test. On December 18, 2020, there was a soft launch of Sierra’s individual/personal users module. On January 21, 2021, Sierra sold its first subscription license for its individual/personal user module and, on February 21 2021, Sierra sold its first subscription for business license. Sierra expects to deploy the ITAR module in June 2021. The third and fourth modules (cannabis and sativa) are expected to be released in Q32021 and the fifth module (medical) is expected to be released in Q42021.

Sierra’s Competition in the Software Development and Sales Industry

There are no competitors that we have been able to identify. Our platform is very unique and we are projecting that we will be the first to market provider.

Marketing Sierra’s Products and Services

The target market is those companies that are doing modification or manufacturing work for the U.S. government and having to follow AS9100 requirements pertaining to sources for parts and materials. The manufacturing industry is struggling to become efficient using the present-day computerized tools to handle the massive amounts of data inherent with modern technology. Sierra Software Systems can accelerate a company along the path in this quest through the implementation of their software products for manufacturing data processing and management. Customers performing in any manufacturing function can benefit from adopting the Sierra data and process handling software tools. This includes both the commercial and government sectors. Plus, international companies can benefit as well.

Regulation in the Software Development and Sales Industry

Sierra has to have third party validation by a government approved testing facility (similar to underwriter laboratories certifications approvals, etc.).

Properties

SAMSARG intends to build and own a hangar located at the Silver Springs Airport in Silver Springs, Nevada. SAMSARG has entered into an Industrial Land Sub-lease with Silver Springs Airport, LLC for a term of 45 years.

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Employees

We currently have one full-time employee, Mr. Harmer, and no part-time employees. We believe that we will be successful in attracting experienced and capable personnel. Our employees will enter into an agreement with us requiring them not to compete or disclose our proprietary information. Our employees will not be represented by any labor union.

Although we have no written employment agreement with Mr. Harmer, on June 24, 2020, our Board of Directors approved a $175,000 annual salary, a $1,500 annual phone/auto allowance, and a $2,500 annual insurance medical allowance for Mr. Harmer.

Intellectual Property

We do not currently own any intellectual property; however, in the future, we may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 2.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Annual Report on Form 1-K. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the section titled “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Annual Report on Form 1-K. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

General

We, through our wholly-owned subsidiary, RAGSS, will concentrate our early operations on the identification, acquisition and development or redevelopment of properties located within “qualified opportunity zones.” At least 90% of our assets will initially consist of qualified opportunity zone property, which will enable us to be classified as a “qualified opportunity fund.” Because we will be a qualified opportunity fund, certain investors in the Company will be eligible for favorable capital gains tax treatment on their investments.

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RAGSS owns 100% of SAMSARG, which intends to offer FAA certified aircraft maintenance, repair and overhaul capabilities to the private sector and government aircraft industries through a hanger which has commenced construction at the Silver Springs Regional Airport in Nevada. Initial investments in the Company are expected to consist of purchasing the remaining equity interests of SAMSARG and Sierra, financing the construction of the hanger through SAMSARG and providing economic development to properties located in “qualified opportunity zones” in Northern Nevada, primarily, Silver Springs, Reno, and Fernley. The primary business of RAGSS is in alignment with SAMSARG and Sierra, in addition, expansion capability to invest in additional qualified businesses. RAGSS is currently focused on investing in qualified businesses such as SAMSARG, Sierra, General Aviation Hangars, Software Development and Sales, and other potential qualified businesses that RAGSS may wish to pursue. It is our intent for RAGSS derive revenue from SAMSARG on a consolidated basis as its wholly-owned subsidiary.

RAGSS also owns 45% of Sierra, which is engaged in development of proprietary software applications that facilitate secure handling of electronic digital data and files for required contract reporting stipulations, inventory source tracking, logistics, logging, etc. Sierra is developing software to meet government contract requirements to track and verify chain of custody from “creation/initiation to installation” of each unit utilized/installed under the contract. It is our intent for RAGSS to own 100% of Sierra and RAGSS will derive revenue from Sierra on a consolidated basis as its wholly-owned subsidiary.

Our management will manage our day-to-day operations and RAGSS management will manage our portfolio of investments. RAGSS management also has the authority to make all of the decisions regarding its investments, subject to the direction and oversight of our management. SAMSARG management will manage SAMSARG subject to oversight of RAGSS management. Sierra management will manage Sierra subject to oversight of RAGSS management.

We intend to concentrate our early operations on the identification, acquisition and development or redevelopment of properties located within “qualified opportunity zones.” At least 90% of our assets will initially consist of qualified opportunity zone properties, which will enable us to be classified as a “qualified opportunity fund.” Because we will be a qualified opportunity fund, certain investors in our company will be eligible for favorable capital gains tax treatment on their investments. We cannot assure you that we will attain our investment objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, RAGSS management will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. We may, at any time and without stockholder approval, cease to be a qualified opportunity fund and acquire assets that do not qualify as qualified opportunity zone investments.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in aviation, many of which have greater financial resources and lower costs of capital available to them than we have. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Results of Operations for the Year Ended June 30, 2021

For the year ended June 30, 2021, we earned no operating revenues and incurred operating expenses of $1,147,042. We earned $52,585 of other income and incurred $3,007 of other expenses. We incurred professional fees of $253,077 and payroll expenses of $564,018. As a result, we incurred a loss from operations of $1,147,042 for the year ended June 30, 2021.

During the year ended June 30, 2021, we had a loss before income tax benefit and non-controlling interest of $1,097,464.

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Results of Operations for the Year Ended June 30, 2020

For the year ended June 30, 2020, we earned no revenues and incurred operating expenses of $475,889. We incurred professional fees of $104,773 and payroll expenses of $249,981. As a result, we incurred a loss from operations of $475,889 for the year ended June 30, 2020.

During the year ended June 30, 2020, we had a loss before income tax benefit and non-controlling interest of $919,734.

Liquidity and Capital Resources for the Year Ended June 30, 2021

At June 30, 2021, we had a cash balance of $129,709, Our working capital at June 30, 2021 was $129,715.

For the year ended June 30, 2021, we incurred a net loss of $956,089. Net cash used in operating activities was $713,269 for the year ended June 30, 2021.

We are dependent upon the net proceeds from our current offering to conduct our proposed operations. We will obtain the capital required to purchase new investments and conduct our operations from the proceeds of our current offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any funds from our operations. If we are unable to raise the maximum amount of gross offering proceeds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered entity, regardless of whether we are able to raise substantial funds in our current offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make additional investments.

We currently have no outstanding debt and have not received a commitment from any lender to provide us with financing.

Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered entity, regardless of whether we are able to raise substantial funds in our current offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make additional investments.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our management. During our organization and offering stage, these payments will include payments for reimbursement of certain organization and offering expenses. During our acquisition and development stage, we may enter into agreements with our management pursuant to which we may make payments to our management in connection with the management of the Company and costs incurred by our management and its affiliates in providing services to us. In addition, we will be required to pay certain fees and expenses to third-party administrative and processing agents for administrative and processing services in connection with our current offering.

On December 26, 2019, RAGSS entered into a Revolving Line of Credit Note with Sierra pursuant to which RAGSS agreed to lend to Sierra a principal amount of up to $350,000 at 0.75% simple interest payable monthly on any unpaid principal. Maturity dates on any advances are 36 months from each advance. Advances under the note are secured by any contracts Sierra negotiates using advances from the note.

Liquidity and Capital Resources for the Year Ended June 30, 2020

At June 30, 2020, we had a cash balance of $609,860, Our working capital at June 30, 2020 was $607,298.

For the year ended June 30, 2020, we incurred a net loss of $829,619. Net cash used in operating activities was $352,580 for the year ended June 30, 2020.

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Market Outlook — Aircraft MRO Industry

The private sector and government aircraft maintenance, repair, overhaul (“MRO”) industry is the backbone providing aircraft inspection and repair capability for general aviation. Companies in this industry provide support services to air transportation companies, such as aircraft inspection, maintenance, repair, and parts overhaul. The personnel performing said services must be certified by the FAA. In addition, the completed work must comply with FAA approval standards to maintain the pre-determined conditions for airworthiness which are required to ensure that passengers and cargo can be safely transported.

The industry is competitive and growing due to the increased global demand for air transportation and the number of new aircraft deliveries versus the number of aging aircraft. An estimated 10-year global growth rate of aircraft in use is 40% spanning the timeframe from 2015-2025. The associated MRO market is also expected to grow 5% from $64.3B to $96B per annum by the year 2025.

Over the short term, we remain cautiously optimistic about the opportunity to acquire investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting qualified opportunity zone investments, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

Market Outlook — Software Development and Sales Industry

The manufacturing industry is struggling to become efficient using the present-day computerized tools to handle the massive amounts of data inherent with modern technology. Sierra can accelerate a company along the path in this quest through the implementation of their software products for manufacturing data processing and management.

Contractual Obligations and Other Long-Term Liabilities

As of June 30, 2021, we did not have any contractual obligations or other long-term liabilities. As of June 30, 2021 there is a note payable in the amount of $250,000, of which $166,666 is considered long-term.

Off-Balance Sheet Arrangements

As of June 30, 2020, we did not have any off-balance sheet arrangements.

Critical Accounting Policies

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain.

These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

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Valuation of Financial Instruments

Proper valuation of financial instruments is a critical component of our financial statement preparation. ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between marketplace participants at the measurement date (i.e., the exit price).

We will categorize our financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the consolidated balance sheets will be categorized based on the inputs to the valuation techniques as follows:

•	Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market (examples include active exchange-traded equity securities, listed derivatives, most U.S. Government and agency securities, and certain other sovereign government obligations).

•	Financial assets and liabilities whose values are based on the following:

o	quoted prices for similar assets or liabilities in active markets (for example, restricted stock);

o	quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds, which trade infrequently);

o	pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives, including interest rate and currency swaps); and

o	pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability (for example, certain mortgage loans).

Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (examples include private equity investments, commercial mortgage-backed securities, and long-dated or complex derivatives including certain foreign exchange options and long dated options on gas and power).

The fair values of our financial instruments will be based on observable market prices when available. Such prices will be based on the last sales price on the date of determination, or, if no sales occurred on such day, at the “bid” price at the close of business on such day and if sold short at the “ask” price at the close of business on such day. Interest rate swap contracts will be valued based on market rates or prices obtained from recognized financial data service providers. Generally, these prices will be provided by a recognized financial data service provider.

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Fair Value Option

ASC 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. ASC 825 permits the fair value option election on an instrument-by-instrument basis at initial recognition. We will determine the fair value of financial assets and financial liabilities for which the ASC 825 election is made pursuant to the guidance in ASC 820.

Item 3. Directors and Officers

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of October 26, 2021:

As of October 26, 2021, we had no full-time employees, who were not an executive officer of the Company, and no part-time employees.

The directors and executive officers of the Company and RAGSS as of October 26, 2021 are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Don Harmer	Director, President, Secretary, and Treasurer	65	July 25, 2019	30

Dan Shore	Director, President, Secretary, and Treasurer of RAGSS	62	September 4, 2019	30

Don Harmer, President/CEO

Don Harmer is a founder of GRASS QOZF, Inc. Since 1993, Mr. Harmer has been an owner, President and CEO of Corporate Services of Nevada, a Nevada Corporation providing business structuring, executive management advisory, incorporation and enterprise risk management services. Mr. Harmer has significant experience as a leader in small to mid-sized high growth start-ups and emergent small businesses at both the key executive and board of director levels. Mr. Harmer understands how to develop, polish and implement innovative business structures and strategies in dynamic marketplaces to produce positive results. Mr. Harmer’s motivation is in seeing organizations outperform by acting nimbly, with a bias for action and utilizing adaptable system management and marketing strategies to create industry-specific focused experiences that consistently drive revenue growth. Mr. Harmer provides ongoing guidance in the operation and success of the Company, its affiliates and subsidiaries.

Dan Shore, President/CEO of RAGSS

Dan Shore is a founder of GRASS QOZF, Inc. and, since its inception in August 2019, has served as President/CEO of RAGSS QOZB, Inc. Mr. Shore has vast experience managing commercial development and construction projects enabling him to provide an enhanced level of vision, structure and planning direction critical to the success of the enterprise. Mr. Shore’s practical design and leadership experience in commercial shells and interiors and successful business park development evolved into establishing Shore and Associates, Inc., a successful commercial real estate development and construction management firm, in 1990. Shore and Associates, Inc. also conducted business as Shore Management and Development, a dba of Shore and Associates, Inc. In April 2012, Mr. Shore moved his business to Nevada and created Shore Management & Development NV. With over 30 years of managing billions of dollars in over 1,000 delivered projects from high end retail, manufacturing, distribution, millions square feet of ground-up and interior campus build-outs for Fortune 500 companies throughout the world Mr. Shore and his company are highly regarded in the marketplace. Mr. Shore provides ongoing guidance in the operation and success of RAGSS and its subsidiaries.

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Family Relationships

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than 5% of the any class of the Company’s equity securities.

Legal/Disciplinary History

None of our officers or directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses).

None of our officers or directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities.

None of our officers or directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the SEC, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated.

None of our officers or directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

EXECUTIVE COMPENSATION

Employment Agreements

Although we have no written employment agreement with Mr. Harmer, on June 24, 2020, our Board of Directors approved a $175,000 annual salary, a $1,500 annual phone/auto allowance, and a $2,500 annual insurance medical allowance for Mr. Harmer.

The following table represents information regarding the total compensation of our officers and directors of the Company for the year ended June 30, 2021:

	Cash Compensation	Other Compensation	Total Compensation
Name and Principal Position
Don Harmer, CEO and Director	$175,000(1)	$48,000(2)	$223,000
Daniel Shore, CEO and Director of RAGSS	$175,000(3)	$38,000(4)	$213,000
Total	$350,000	$86,000	$436,000

(1)	$153,124 of which is accrued and unpaid.
(2)	$12,000 of which is accrued and unpaid.
(3)	$153,124 of which is accrued and unpaid.
(4)	$4,500 of which is accrued and unpaid.

13

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth certain information known to us regarding beneficial ownership of our stock for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 10% of our stock. The percentage of beneficial ownership in the table below is based on 48,769,008 shares of Common Stock deemed to be outstanding as of October 26, 2021.

Shareholder	Address	Shares Owned	Percentage of Class

Donald R. and Joylyn M. Harmer	2270 Chipmunk Drive Washoe Valley, NV 89703	6,250,000	12.82%
Daniel and Pamela Shore	555 West Plumb Lane, B432 Reno, NV 89509	28,125,000	57.67%
Officers and Directors as a Group		34,375,000	70.49%
Gregory L. and Sandra Y. Johnson	P.O. Box 60039 Reno, NV 89506	6,635,000	13.60%

Item 5. Interest of Management and Others in Certain Transactions

See the disclosure under “EXECUTIVE COMPENSATION” above.

During the year ended June 30, 2020, RAGSS QOZB purchased a 3.77% ownership in Galena Hill, Inc., a Nevada corporation (“Galena Hill”). Galena Hill is a software development company which is developing proprietary Blockchain technology for Sierra. Galena is owned in part (less than 10%) by one of our shareholders.

Except as disclosed herein, from July 1, 2019 through the present, there are no transactions or any currently proposed transactions to which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds the lesser of $120,000 and one percent of the Company’s total assets at June 30, 2021, and in which any of the following persons had or is to have a direct or indirect material interest, naming the person and stating his or her relationship to the Company, the nature of the person’s interest in the transaction and, where practicable, the amount of such interest:

•	Any director or executive officer of the Company;

•	Any nominee for election as a director;

•	Any stockholder who beneficially owns more than 10% of any class of the Company’s voting securities;

•	Any promoter of the Company; or

•	Any immediate family member of the above persons.

14

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Board Composition

Our Board of Directors currently consists of one member. Each director of the Company serves until the next annual meeting of shareholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our Board of Directors is authorized to appoint persons to the offices of Chairman of the Board of Directors, Executive Chairman, President, Chief Executive Officer, Chief Financial Officer, Vice President, Treasurer, and Secretary and such other offices as may be determined by the Board of Directors.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our shareholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we plan to adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

Item 6. Other Information

None.

Item 7. Financial Statements

The financial statements required by this Item 7 are included in this Annual Report on Form 1-K on the following page.

15

INDEX TO FINANCIAL STATEMENTS

GRASS QOZF, INC.

F-1

Independent Auditor’s Report

To the Board of Directors and Stockholders
of GRASS QOZF, Inc.

We have audited the accompanying consolidated financial statements of GRASS QOZF, Inc. (a State of Nevada corporation), which comprise the consolidated balance sheet as of June 30, 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GRASS QOZF, Inc. as of June 30, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

October 28, 2021

F-2

GRASS QOZF, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

F-3

GRASS QOZF, INC.

CONSOLIDATED BALANCE SHEET

JUNE 30, 2021

ASSETS

CURRENT ASSETS
Cash	$129,709
Accrued interest receivable	6
Total current assets	129,715

DEFERRED TAX ASSET, net of valuation allowance	231,490

PROPERTY AND EQUIPMENT, net of accumulated depreciation	2,261,299

OTHER ASSETS
Credit line receivable	135,543
Investments	386,077
Other assets	7,500
Total other assets	529,120

Total assets	$3,151,624

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$379,222
Accounts payable related party	12,000
Accrued interest payable	24
Advances payable related party	715,000
Credit cards payable	31,283
Current portion of long-term-debt	83,334
Total current liabilities	1,220,863

LONG TERM DEBT	166,666

STOCKHOLDERS' EQUITY
Common stock (see Note 9)	48,717
Additional paid-in-capital	3,403,690
Accumulated deficit	(1,688,312)
Total equity	1,764,095

Total liabilities and stockholders' equity	$3,151,624

F-4

GRASS QOZF, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED JUNE 30, 2021

REVENUES	$–

OPERATING AND ADMINISTRATIVE EXPENSES

Advertising	123,330
Automobile and travel	3,003
Bank service charges	1,508
Contract labor and payroll	564,018
Depreciation	5,886
Donations	1,000
Executive allowance	48,000
Insurance	57,731
Licenses and taxes	6,893
Meals	6,262
Miscellaneous	56
Office expenses	1,303
Postage	1,144
Professional fees	253,077
Rent	72,091
Repairs and maintenance	1,740
Total operating expenses	1,147,042

Loss from operations	(1,147,042)

OTHER INCOME (EXPENSE)
Forgiveness of SBA PPP Loan	41,652
Pandemic Emergency Technical Support (PETS) Grant	10,000
Interest income	933
Interest expense	(3,007)
49,578

Loss before income tax benefit	(1,097,464)

INCOME TAX BENEFIT	141,375

Net loss attributable to non-controlling interests	39,127

Net loss attributable to GRASS QOZF shareholders	$(916,962)

F-5

GRASS QOZF, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEAR ENDED JUNE 30, 2021

						Equity attributable
	Common Stock		Stock	Additional Paid-in	Accumulated	to Grass QOZF	to noncontrolling	Total
	Shares	Amount	Subscriptions	Capital	Deficit	Shareholders	Shareholders	Equity

Balance at July 1, 2020	48,077,546	$48,078	$(15,000)	$3,079,404	$(771,350)	$2,341,132	$110,052	$2,451,184

Common stock issued for cash	254,000	254	–	253,746	–	254,000	–	254,000

Adjustment to noncontrolling interest to fair value as part of acquisition	–	–	–	–	–	–	(39,127)	(39,127)

Issuance of common stock in exchange for noncontrolling interest shares	384,600	385	–	70,540	–	70,925	(70,925)	–

Receipt of cash for stock subscription receivable	–	–	15,000	–	–	15,000	–	15,000

Net loss	–	–	–	–	(916,962)	(916,962)	–	(916,962)

Balance at June 30, 2021	48,716,146	$48,717	$–	$3,403,690	$(1,688,312)	$1,764,095	–	$1,764,095

F-6

GRASS QOZF, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(956,089)

Adjustments to reconcile net loss to cash flows used by operating activities
Depreciation	5,886
Forgiveness of SBA PPP Loan	(41,652)
Change in deferred income taxes
(Increase) decrease in deferred tax asset	(141,375)
Changes in certain components of working capital
(Increase) decrease in:
Accrued interest receivable	63
Increase (decrease) in:
Accounts payable	376,591
Accounts payable related party	12,000
Accrued interest payable	24
Credit cards payable	31,283
Net cash used by operating activities	(713,269)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases and construction of property and equipment	(563,667)
Purchases of cost basis investments	(110,000)
Advances on credit line receivable	(87,500)
Repayments on credit line receivable	10,285
Net cash used by investing activities	(750,882)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances made by shareholders	715,000
Proceeds received from stock subscriptions receivable	15,000
Proceeds from issuance of common stock	254,000
Net cash provided by financing activities	984,000

NET DECREASE IN CASH	(480,151)

CASH, beginning of year	609,860

CASH, June 30, 2021	$129,709

F-7

GRASS QOZF, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

FOR THE YEAR ENDED JUNE 30, 2021

SUPPLEMENTAL CASH FLOW DATA
Cash paid during period for:
Interest	$2,983
Income taxes	$–

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Acquisition of property and equipment with long-term-debt	$250,000

Issuance of common stock in exchange for noncontrolling interest shares	$70,925

F-8

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

NOTE 1 - PRINCIPAL BUSINESS ACTIVITY

Growth-Resources, Assets, Safety, Stability Qualified Opportunity Zone Fund, Inc. (GRASS QOZF) is a Qualified Opportunity Zone Fund organized as a corporation created under the laws of the State of Nevada, which commenced operation on July 24, 2019. Organized under Internal Revenue Code (IRC) § 1400Z, the Fund is the parent of Revolutionary-Asset Growth, Strategies, Solutions Qualified Opportunity Zone Business, Inc. (RAGSS QOZB). The Fund must invest at least 90% of its assets in Qualified Opportunity Zone property.

RAGSS, QOZB, Inc. is a Qualified Opportunity Zone Business (QOZ business) located in Northern Nevada. RAGSS QOZB strategies are to expand and develop existing aviation business, invest in Opportunity Zone Businesses, and provide economic development within a defined Opportunity Zone (OZ), Silver Springs, Reno, and Fernley in Nevada. As a QOZ business, RAGSS plans to manage and operate several other businesses located in the OZ.

Samsarg, Inc. is a Qualified Opportunity Zone Business (QOZ business) located in Northern Nevada. Samsarg, Inc. is a subsidiary of RAGSS, QOZB and is constructing an aircraft hangar in the Silver Springs, Reno, and Fernley opportunity zone.

Opportunity Zones are designed to incentivize new equity investments in low-income communities nationwide offering investors incentives related to the tax treatment of capital gains which are dependent on the longevity of an investors’ stake in a qualified opportunity fund. The three core tax incentives are: temporary deferral of inclusion in taxable income, step-up in basis for deferred capital gains reinvested in an opportunity fund, and permanent exclusion from taxable income of capital gains from the sale or exchange of an investment in an opportunity fund if the investment is held for at least 10 years.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105, Generally Accepted Accounting Principles.

Principles of Consolidation

The consolidated financial statements include the accounts of the GRASS QOZF, RAGSS QOZB (a wholly owned subsidiary of GRASS QOZF) and Samsarg, Inc. (a wholly owned subsidiary of RAGSS QOZB). All significant intercompany balances and transactions have been eliminated in consolidation.

F-9

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2021

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is provided by the straight-line or the declining balance method over the estimated useful lives of the respective assets, ranging from three to ten years. The Company capitalizes all assets purchased with an estimated useful life greater than one year. Maintenance, repairs, and renewals that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains and losses on dispositions of property and equipment are included in the results of operations. Construction-in-progress consists of costs of construction related to the facility for aircraft maintenance, repair, and overhaul (MRO) capabilities. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for their intended use.

Risks and uncertainties

Contingent liabilities are to be disclosed when the possibility of a future liability is less than probable, but more likely than remote. Under accounting standards, no provision is required for such items if a future transfer of benefits is not probable or cannot be reliably measured. As of June 30, 2021, there were no material contingencies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Recent accounting pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02 Leases, (Topic 842). The ASU will require assets and liabilities arising from leases, including operating leases to be recognized on the balance sheet. The ASU is effective for annual reporting periods beginning after December 15, 2021 and requires a modified retrospective transition method. The Company is still assessing the impact of ASU 2016-02.

In December 2019, the FASB issued ASU 2019-12 Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU provides an exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This update also (1) requires an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (2) requires an entity to evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which goodwill was originally recognized for accounting purposes and when it should be considered a separate transaction, and (3) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The standard is effective for the Company for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

F-10

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2021

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, we have not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

Fair Value – Definition and Hierarchy

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between: (1) market participants assumptions developed based on the market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the beat information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy prioritizes the inputs to valuation technique used to measure fair value into three broad levels, as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide information on an ongoing basis.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Level 2 inputs include the following:

a. Quoted prices for similar assets or liabilities in active markets.

b. Quoted prices for identical or similar assets or liabilities in markets that are not active.

c. Inputs other than quoted prices that are observable for the asset or liability; and

d. Inputs that are derived principally from or, corroborated by observable market data by correlation or other means.

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances, which might include the reporting entity’s own data. However, market participant assumptions cannot be ignored and, accordingly, the reporting entity’s own data used to develop unobservable inputs are adjusted if information is reasonably available without undue cost and effort that indicates that market participants would use different assumptions.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. When determining fair value, the Fund uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation techniques used by the Fund to determine fair value are considered to be market or income approaches.

F-11

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2021

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cost Method Investment

The Company accounts for investments with less than 20% of the decision-making ability over the operations of a partnership, LLC or closely held corporation or investments with no easily determinable fair value, at historical cost (purchase price). If cost exceeds fair value, an impairment loss will be recognized unless the impairment is considered temporary. Declines in fair value below cost will be considered other-than-temporary based on the length of time it will take for the investment’s value to exceed its’ cost compared to the Company’s intent and ability to hold the investment. Ongoing reviews by the Company’s management are based on an assessment of trends in the performance of each underlying investment from the inception date through the most recent valuation date.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. Deferred taxes are also related to deferred taxes for operating losses that are available to offset future taxable income. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has adopted FASB Codification Topic 740, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)”, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken on tax returns. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position and the related interest and penalties. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of June 30, 2021, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

The Company has not been notified of any pending Internal Revenue Service (IRS) examination; its returns are subject to examination within a three-year statute of limitations. At June 30, 2021, the 2018 through the current period tax returns are subject to examination by the IRS.

Organizational Costs

Organization costs are expensed as incurred.

F-12

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2021

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at June 30, 2021:

Machinery and equipment	$51,152
Computer equipment	1,777
Fernley airfield	394,244
Fernley airfield hangars	245,000
Fernley airfield equipment	5,000
Fernley land	155,756
Construction-in-progress	1,438,199
2,291,128
Less accumulated depreciation	29,829
$2,261,299

Construction-in-progress consists of an airplane hangar being constructed in the Silver Springs, Nevada opportunity zone.

Depreciation expense of $5,886 was incurred for the period ended June 30, 2021.

NOTE 4 - CONCENTRATION OF CASH

The Company maintains its cash in separate commercial banks. These non-interest-bearing accounts are each insured up to a total of $250,000 at June 30, 2021, by the Federal Deposit Insurance Corporation (FDIC). At June 30, 2021, the Company was not at risk for any uninsured cash balances.

NOTE 5 - INVESTMENTS

The Company’s investments as of June 30, 2021, consist of the following:

	Cost	Percentage Ownership
Galena Hill Systems, Inc., common stock (at cost)	$375,627	3.90%
Sierra Software Systems, Inc., common stock (at cost)	450	45.00%
Flirtey Inc., common stock (at cost)	10,000	0.01%
Total investments	$386,077

F-13

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2021

NOTE 5 - INVESTMENTS (CONTINUED)

Galena Hill Systems, Inc. is a private entity with its common stock not having a readily determined fair value. Thus, the investment is recorded at its cost basis.

Sierra Software Systems, Inc., Due to the minimal investment and no operations, the Company is accounting for this investment under the cost method.

Flirtey, Inc. is a private entity with its common stock not having a readily determined fair value. Thus, the investment is recorded at its cost basis.

The Company did not receive dividends or earnings during the current period for the investments.

Due to the absence of impairment indicators, impairment has not been calculated for investments, as of June 30, 2021.

Samsarg, Inc. – In September and October 2019, the Company acquired a 49.7% ownership of Samsarg, Inc. In November 2019, the Company increased its ownership to 73.4%. Between December 2019 and June 30, 2020, the Company purchased and retired Samsarg shares for shares of the Company, which gave the Company an 85% ownership at June 30, 2020.

During the period from July 1, 2020, to December 31, 2020, the Company acquired the remaining shares of Samsarg, Inc.’s stock resulting in complete ownership and control of Samsarg, Inc. through the issuance of 384,000 shares of GRASS common stock. The value associated with these shares was the associated value of the non-controlling interest on the date of the issuance.

Note 6 - Revolving Line of Credit

On December 26, 2019, RAGSS QOZB (lender) entered into a revolving credit agreement with Sierra Software Systems, Inc. (borrower), a related party, providing for maximum borrowing of $350,000 for a three-year period. Interest accrues monthly on the aggregate unpaid principal amount at 0.75%. During the year ended June 30, 2021, the borrower received $87,500 of draws from the line of credit and repaid $10,285 of principal and $805 of interest. As of June 30, 2021, there was $214,457 available to be drawn on the credit line.

Note 7 - loan PAYABLE

On April 22, 2020, Samsarg, Inc. received a Paycheck Protection Program (PPP) loan in the amount of $41,652 from the Small Business Administration (SBA). According to the terms of the loan, the PPP loan is forgivable. provided that the Company complies with specific criteria, including that at least 60% of the proceeds from the loan are used for payroll costs and the remaining 40% are used for interest on mortgages, rent and utilities in the covered period that ends eight weeks from the date that the loan proceeds are received. The loan bears interest at 1% and has a maturity of two years. Loan payments are deferred for borrowers who apply for loan forgiveness, until the SBA remits the borrower’s loan forgiveness amount to the lender. On June 1, 2021 the SBA forgave the PPP loan. The forgiveness of debt income of $41,652 shown in the accompanying financial statements is not taxable for United States federal income tax purposes.

F-14

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2021

Note 8 - NOTE PAYABLE

Note payable, John Rice; $250,000 face value; dated June 1, 2021; payable in three (3) equal payments of $83,334 beginning on December 30, 2021, including imputed interest at 0.10% per annum, due December 30, 2023, unsecured.	$250,000
Less current portion	(83,334)
$166,666

At June 30, 2021, principal payments on the note are due as follows

2022	$83,334
2023	83,334
2024	83,332
$250,000

NOTE 9 - COMMON STOCK

As of June 30, 2021, stock consisted of the following:

GRASS QOZF, Inc. common stock, par value of $0.001 per share, 75,000,000 shares authorized, 48,716,146 issued and 48,716,146. outstanding. During the year ended June 30, 2021, GRASS QOZF issued 254,000 shares of common stock for $254,000 and 384,600 shares in exchange for common stock of Samsarg, Inc. valued at $384,600. Proceeds on the sale or exchange of shares in excess of par value are recorded as additional paid-in capital.

Note 10 - OBLIGATIONS UNDER OPERATING LEASE

The Company leases land from the Silver Springs Airport in Lyon County, Nevada under a lease agreement dated May 8, 2018, and amended on September 11, 2019. The amended lease agreement provides for monthly rents of $4,612 from August 7, 2018, through August 7, 2019, then monthly rents of $5,611 from September 7, 2019, to September 7, 2025. Rents for the balance of the term beginning September 7, 2025, shall be increased every five (5) years based upon the initially agreed annual sum of $65,340 by the average of the annual Consumer Price Index (CPI) for the immediately prior five (5) year period. Due to the uncertainty of future CPI increases, no future minimum lease payments after September 7, 2025, have been calculated.

The Company also leases office space in Reno, Nevada pursuant to an agreement dated April 1, 2020, and renewed on December 1, 2020. The terms of both agreements are for six (6) months and provides for monthly rents of $699.

F-15

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2021

Note 10 - OBLIGATIONS UNDER OPERATING LEASE (CONTINUED)

Future minimum lease payments under the operating leases as of June 30, 2021, for the remaining terms of the leases, and in the aggregate are:

2021

2022	$67,332
2023	67,332
2024	67,332
2025	67,332
2026	11,222
$280,550

NOTE 11 - DEFERRED TAX ASSET AND BENEFIT FOR INCOME TAXES

The net deferred tax asset and liability includes the following components as of June 30, 2021:

Deferred tax asset – net operating loss	$231,490
Deferred tax liability	–
$231,490

The benefit for income taxes consists of the following at June 30, 2021:

Federal tax liability	$–
Deferred tax benefit arising from net operating losses	141,375
$141,375

As of June 30, 2021, management expects that there is a greater than 50% chance that the Company will be able to fully utilize the net operating loss incurred in the period ending June 30, 2021, consequentially no valuation allowance is deemed necessary.

At June 30, 2021, The Company had net operating loss carryforwards of approximately $1,621,111, of which $738,640 was attributable to GRASS QOZF, $319,548 was attributable to RAGSS, QOZB and $562,923 was attributable to Samsarg, Inc. These net operating losses can be carried forward indefinitely, however the Internal Revenue Code contains provisions which reduce or limit the availability and utilization of net operating loss carry forwards in the event of more than a 50% change in ownership. If such an ownership change occurs, the use of these net operating losses could be limited.

The benefit for income taxes differs from the actual benefit that would result from applying federal statutory rates (currently 21%) to the loss before income tax benefit due to certain permanent differences and variations that are caused by calculating the deferred income tax benefit based on average tax rates. An analysis indicates that the effective rate of the benefit is 21.93%. The main differences include the inclusion of $41,652 in nontaxable income related to the forgiveness of the SBA PPP Loan and differences between tax and book depreciation expense.

F-16

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2021

NOTE 12- ADVERTISING

The Company expenses the costs of advertising as advertising occurs. Advertising costs of $123,330 were incurred during the year ended June 30, 2021.

NOTE 13- RELATED PARTY TRANSACTIONS

During the year ended June 30, 2021, GRASS QOZF purchased 100% of the stock in RAGSS QOZB.

During the year ended June 30, 2021, GRASS QOZF acquired the remaining outstanding stock of Samsarg, Inc. and obtained full control of the entity.

During the year ended June 30, 2021, RAGSS QOZB increased its ownership in Galena Hill, Inc. from 3.37% to 3.90%. Galena Hill, Inc. is a software development company which is developing proprietary Blockchain technology for Sierra Software Systems, Inc. Galena Hill, Inc. is owned in part (less than 10%) by one of the shareholders of GRASS QOZF, Inc.

Samsarg, Inc. is building a specialized use hangar in the Silver Springs/Lyon County Nevada Opportunity Zone for its primary business of installing countermeasure systems and related technologies for the U.S. Department of Defense. RAGSS will also be organizing wholly owned real estate management subsidiary companies that will be constructing, leasing and, or renting, aircraft hangars in Qualified Opportunity Zones to governmental agencies and commercial aircraft operators.

During the year ended June 30, 2021, one of the officers of the Company advanced $145,000 to the Grass QOZF, Inc. as an interest free, short-term advance.

During the year ended June 30, 2021, one of the officers of the Company advanced $570,000 to the RAGSS QOZB, Inc. as an interest free, short-term advance.

NOTE 14 – GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $1,097,464 during the year ended June 30, 2021, and as of that date, the Company’s current liabilities exceeded its current assets by $1,091,148, and its total liabilities exceeded its total assets by $1,764,095. These factors, as well as disruptions caused by the COVID pandemic, and related delays in the Securities and Exchange Commission’s approval of the Company’s Reg-A filing which had prevented the Company from selling stock publicly, create uncertainty about the Company’s ability to continue as a going concern. Management of the Company has evaluated these conditions and determined that with the approval of the Reg-A filing and the ability to issue stock publicly, combined with the conditional approval of a $5,040,472 loan (as described in Note 15 below), and the rental income from leasing hanger space at the Fernley, Nevada airfield would alleviate the uncertainties.

F-17

GRASS QOZF, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2021

NOTE 15 – SUBSEQUENT EVENTS

The Company is entering into mediation with Galena Hill Systems, Inc. in regard to the Company’s $375,627 investment in Galena Hill Systems, Inc. (described in Note 5 above). At issue is the percentage ownership in Galena Hill Systems, Inc. purchased by the Company. A mediation dispute date has been scheduled for November 17, 2021.

On July 20, 2021, the Company signed a conditional commitment letter for a loan to construct a new aircraft hangar at the Silver Springs Airport in Silver Springs, Nevada. The loan amount would be for a total of $5,040,472, payable over 84 months with an interest rate of 5.170%. The loan would be collateralized with a certificate of deposit for $3,000000, a UCC blanket lien on all business assets owned by Samsarg, Inc., a leasehold DOT shared 1st position and a 2nd DOT on property located in Reno, Nevada. Key person life insurance, and other financial covenants, reporting and conditions apply.

On July 12th and July 26th of 2021, the Company drafted resolutions to extend the due dates of the advances made by officers of the Company, referred to in Note 14, to December 31, 2021.

The Company has evaluated subsequent events through October 28, 2021, the date on which the financial statements were available to be issued.

F-18

Item 8. Exhibits

Index to Exhibits

Number	Exhibit Description

2.1 (1)	Articles of Incorporation
2.2 (5)	Amended & Restated Bylaws
3.1(1)	Specimen Stock Certificate
4.1 (1)	Form of Subscription Agreement
6.1 (2)	Revolving Line of Credit Note
6.2 (2)	Technology Licensing – Platform Agreement with Capital2Market, LLC dated July 2, 2020
6.3 (2)	Consultancy Agreement with Capital2Market Consulting, LLC dated July 7, 2020
6.4 (3)	Amendment to Consultancy Agreement with Capital2Market Consulting, LLC dated January 21, 2021
6.6 (3)	Amended and Restated Exclusive Placement Agency Agreement with C2M Securities, LLC dated January 21, 2021
6.7 (4)	Amendment to Amended and Restated Exclusive Placement Agency Agreement with C2M Securities, LLC dated March 12, 2021
6.8 (4)	Amendment to Amended and Restated Exclusive Placement Agency Agreement with C2M Securities, LLC dated March 23, 2021
6.9 (4)	Amendment to Amended and Restated Exclusive Placement Agency Agreement with C2M Securities, LLC dated March 30, 2021

* Filed herewith

(1) Previously filed with the Company’s Form 1-A filed with the SEC on April 28, 2020.

(2) Previously filed with the Company’s Form 1-A/A filed with the SEC on July 24, 2020.

(3) Previously filed with the Company’s Form 1-A/A filed with the SEC on January 27, 2021.

(4) Previously filed with the Company’s Form 1-A/A filed with the SEC on April 16, 2021.

(5) Previously filed with the Company’s Form 1-U filed with the SEC on June 28, 2021.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized.

GRASS QOZF, Inc.

Date: October 28, 2021	By:	/s/ Don Harmer
Don Harmer
President and Treasurer (Principal Executive Officer and Principal Financial Officer, Principal Accounting Officer)

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